UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2023

GRAFTECH INTERNATIONAL LTD.
(Exact Name of registrant as specified in its charter)

Delaware	1-13888	27-2496053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

982 Keynote Circle
Brooklyn Heights, OH 44131
(Address of principal executive offices) (Zip Code)
(216) 676-2000
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	EAF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Marcel Kessler Amended and Restated Employment Agreement

On June 13, 2023, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of GrafTech International Ltd. (the “Company”) approved, and the Company’s indirect subsidiary entered into, an Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”) with Marcel Kessler, the Company’s Chief Executive Officer and President. The Amended and Restated Employment Agreement supersedes and completely replaces the previous employment agreement between the Company’s indirect subsidiary and Mr. Kessler, dated as of June 27, 2022 (the “Prior Employment Agreement”).

The Amended and Restated Employment Agreement includes the following modifications to the Prior Employment Agreement:

•Extending the time period in which Mr. Kessler must relocate to the Cleveland, Ohio area from August 31, 2023 to March 31, 2024 in order for Mr. Kessler to be eligible to be reimbursed for reasonable relocation-related expenses incurred by him in an amount not to exceed $100,000.

•Extending the time period in which Mr. Kessler is eligible to receive an annual housing allowance in Switzerland in an amount equal to CHF 50,000 from the first year during such service period in Switzerland to each calendar year that he provides services in Switzerland.

•Reimbursing Mr. Kessler for any aggregate personal tax liabilities as a result of foreign tax requirements while he is serving in Switzerland that exceed fifty percent of the sum of his base salary and annual incentive payment for such tax year.

•Increasing Mr. Kessler’s severance benefit from a lump sum cash amount equal to the sum of Mr. Kessler’s annual base salary and the target annual short term incentive opportunity to one and half times such amount if the Company’s indirect subsidiary terminates Mr. Kessler’s employment without Cause (as defined in the Amended and Restated Employment Agreement) (other than due to death or Disability (as defined in the Amended and Restated Employment Agreement)), or Mr. Kessler resigns for Good Reason (as defined in the Amended and Restated Employment Agreement).

Except as described above, provisions in the Amended and Restated Employment Agreement are substantially the same as under the Prior Employment Agreement. The foregoing description of the Amended and Restated Employment Agreement is qualified by the text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Appointment of Diego Donoso to the Board of Directors

On June 13, 2023, the size of the Board was increased from eight to nine members. In accordance with the Company’s Amended and Restated Certificate of Incorporation that requires that the classes of the Board shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, Class I was increased by one director such that each of Classes I, II and III consist of three directors.

To fill the Class I directorship vacancy resulting from the increase of the size of the Board, on June 13, 2023, the Board appointed Diego Donoso as director, effective immediately. Mr. Donoso was also appointed to the Audit Committee of the Board. The Board has determined that Mr. Donoso is independent under the New York Stock Exchange listing standards. Mr. Donoso will participate in the Company’s standard director compensation program for non-employee directors on a pro-rata basis, which is described on pages 15-19 of the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 10, 2023, which was filed with the United States Securities and Exchange Commission (“SEC”) on April 6, 2023. The Company intends to enter into an Indemnification Agreement with Mr. Donoso. The form of Indemnification Agreement was previously filed with the SEC on March 26, 2018 as Exhibit 10.15 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-223791) and is incorporated herein by reference.

There are no related person transactions involving Mr. Donoso that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company announcing the appointment of Mr. Donoso is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement, dated June 13, 2023, by and between GrafTech International Holdings Inc. and Marcel Kessler

99.1	Press Release of GrafTech International Ltd., dated June 13, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date:	June 13, 2023	By:	/s/ Timothy K. Flanagan
Timothy K. Flanagan
Chief Financial Officer, Senior Vice President Finance and Treasurer